UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	January 7, 2005

Lifecore Biomedical, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Minnesota	0-4136	41-0948334
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

3515 Lyman Boulevard, Chaska, Minnesota		55318
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	952-368-4300

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01. Entry into a Material Definitive Agreement.

On January 7, 2005, Lifecore Biomedical, Inc. ("Lifecore"), entered into a Noncompetition and Nonsolicitation Agreement (the "Agreement") with Kipling Thacker, Ph.D., Vice President of New Business Development of Lifecore (the "Executive").

Pursuant to the Agreement, the Executive agreed that during his employment with Lifecore and for 24 months following the date of termination of such employment for whatever reason the Executive will not:

• perform any competitive activities in any geographic location in which the Executive performed services or had responsibility on behalf of Lifecore;

• divert, solicit or accept competitive business from any client or prospective client of Lifecore which was solicited or serviced by Lifecore or about which the Executive received or had access to confidential information, or interfere with Lifecore’s relationships with actual or potential vendors or suppliers; or

• solicit any other officer, employee, consultant or independent contractor of Lifecore to leave the employ of Lifecore, interfere with the relationship between such persons and Lifecore, supply confidential information of Lifecore to a third party, or induce any other officer or employee of Lifecore to render services to a third party.

Notwithstanding the foregoing, the Executive is permitted under the Agreement to invest in securities of a company engaged in a competitive business if such securities are listed on a national exchange or traded over the counter and the Executive’s holdings of such securities represent less than two percent of the total number of outstanding shares of that company.

In consideration for executing the Agreement, the Executive received fully-vested options to purchase 30,000 shares of common stock at an exercise price of $10.79 and 10,000 shares of restricted stock. These awards were made pursuant to forms of agreement previously filed by Lifecore with the Securities and Exchange Commission.

A copy of the Agreement will be filed as an exhibit to Lifecore’s Form 10-Q for the quarter ended December 31, 2004.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Lifecore Biomedical, Inc.

January 13, 2005	By:	Dennis J. Allingham

Name: Dennis J. Allingham
Title: President and Chief Executive Officer